Exhibit 5.1

[PG&E Corporation Letterhead]

July 7, 2004

PG&E Corporation
One Market Street
Spear Tower, Suite 2400
San Francisco, CA 94105

Re: PG&E Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, I, Chief Counsel, Corporate, for PG&E Corporation, a California corporation (the “Company”), am rendering this opinion in connection with the offer and sale of 1,204,878 shares of the Company’s common stock (the “Shares”) by the selling shareholders identified in the above-referenced Registration Statement (the “Registration Statement”).

I, or members of PG&E Corporation’s Law Department acting under my direction and under my supervision, have examined instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and any amendment thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/G. P. Encinas
Gary P. Encinas